CIVEO CORPORATION
EMPLOYEE PHANTOM UNIT AGREEMENT
(For U.S. Employees only)

This Phantom Unit Agreement ("Agreement”) is made between Civeo Corporation, a British Columbia Corporation (the ''Company") and ______________ (the “ Participant”), regarding an award ("Award") of _________, Phantom Units granted to the Participant on _________ (the "Grant Date"), pursuant to the 2014 Equity Participation Plan of Civeo Corporation (the "Plan"), such number of Phantom Units subject to the following terms and conditions:

1.Relationship to Plan. This Award is subject to all of the terms, conditions and provisions of the Plan and administrative interpretations thereunder, if any, which have been adopted by the Committee thereunder and are in effect on the date hereof. Except as otherwise provided herein, capitalized terms shall have the same meanings ascribed to them under the Plan. The Phantom Units are intended to represent a Performance Award under the Plan, representing the right to receive the value of a share of Common Stock in cash, subject to the satisfaction of the terms and conditions of this Agreement.

2.Vesting Schedule and Settlement.

(a)Except as otherwise provided, the Phantom Units shall vest [_______] provided that the Participant remains in continuous employment or other service with the Company or its Affiliates through each applicable vesting date. The period beginning on the Grant Date and ending on the vesting date is the "Restricted Period" with respect to each Phantom Unit.

(b)Within 10 days following vesting with respect to a Phantom Unit pursuant to Sections 2(a), 3(b) or 3(c), the Participant shall be entitled to receive a cash payment equal to the Fair Market Value of a share of Common Stock on the applicable vesting date.

3.Effect of Termination of Employment.

(a)If the Participant's employment with the Company and all Affiliates terminates under any circumstances not described in Section 3(b), all unvested Phantom Units shall be immediately forfeited as of the date of the Participant's termination.

(b)If the Participant's employment terminates due to death or Disability, the unvested Phantom Units shall vest in full and the Restricted Period shall terminate as of the date of the Participant's termination of employment. For this purpose, Disability means the Participant's disability that entitles the Participant to receive benefits under a long-term disability plan of the Company.

(c)In the event of a Change of Control of Civeo Corporation, all units shall vest upon the date of Change of Control (when such is to have occurred as declared by the Board of Directors) where such units are not converted or assumed by the surviving entity. In the event of vesting acceleration, the participant will be paid the value of the units no later than 10 days following the date of the Change of Control.

4.Dividend Equivalent Rights. This grant of Phantom Units includes a tandem Dividend Equivalent Right ("DER") with respect to each Phantom Unit. The DER shall entitle the participant to receive, as evidenced by entry in a bookkeeping account, during the Restricted Period, the equivalent value in cash of dividends paid on common stock of the corporation, if and when declared. Tandem DER's shall be subject to vesting and forfeiture under the same terms and conditions as apply to the Phantom Units to which they are attached, and will be paid in cash, without interest, at the same time as the underlying Phantom Units are paid pursuant to Section 2. DER's shall be credited to the Participant's bookkeeping account at the same time as dividends paid to shareholders.

5.No Rights as Shareholder. The Participant shall have no rights as a shareholder as a result of the grant of Phantom Units hereunder.

6.Assignment of Award. The Participant's rights under this Agreement and the Plan are personal; no assignment or transfer of the Participant 's rights under and interest in this Award may be made by the Participant other than by will, by beneficiary designation, by the laws of descent and distribution or by a qualified domestic relations order.

7.Withholding. To the extent that the grant, vesting or payment of a Phantom Unit results in the receipt of compensation by the Participant with respect to which the Company or its Affiliate has a tax withholding obligation pursuant to applicable law, the Company or its Affiliate is authorized to withhold from any payment due under this Agreement or from any other compensation or other amount owing to the Participant the amount of such applicable taxes or other statutory remittances payable in respect of the lapse of restrictions hereon and to take such other action as may be necessary in the opinion of the Company or its Affiliate to satisfy its withholding obligations for the payment of such taxes or other statutory remittances.

8.No Employment Guaranteed. The Agreement does not constitute a contract of employment, and no provision of this Agreement shall confer any right upon the Participant to continued employment with the Company or any Affiliate, or limit the ability of the Company or any Affiliate to discharge the Participant at will.
9.Governing Law. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Texas.

10.Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and upon any person lawfully claiming under the Participant.

11.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

12.Committee's Powers. No provision contained in this Agreement shall in any way terminate, modify or alter, or be construed or interpreted as terminating, modifying or altering any of the powers, rights or authority vested in the Committee pursuant to the terms of the Plan, including, without limitation, the Committee's rights to make certain determinations and elections with respect to the Phantom Units.

13.Amendment. This Agreement cannot be modified, altered or amended, except by an agreement, in writing, signed by both the Company and the Participant.

14.Section 409A.

(a)The Phantom Units granted pursuant to this Agreement are intended to comply with or be exempt from Code Section 409A, and ambiguous provisions hereof, if any, shall be construed and interpreted in a manner consistent with such intent. No payment, benefit or consideration shall be substituted for the Phantom Units if such action would result in the imposition of taxes under Code Section 409A. Notwithstanding anything in this Agreement to the contrary, if any Plan provision or this Agreement results in the imposition of an additional tax under Code Section 409A, that Plan provision or provision of this Agreement shall be reformed, to the extent permissible under Code Section 409A, to avoid imposition of the additional tax, and no such action shall be deemed to adversely affect the Participant's rights to the Phantom Units.

(b)Notwithstanding any provision of the Agreement to the contrary, if the Participant is identified by the Company as a "specified employee" within the meaning of Code Section 409A(a)(2)(B)(i) on the date on which the Participant has a "separation from service" (other than due to death) within the meaning of Treasury Regulation § l.409A-l(h), the Phantom Units payable or settled on account of a separation from service that are deferred compensation subject to Code Section 409A shall be paid or settled on the earliest of (i) the first business day following the expiration of six months from the Participant's separation from service, (ii) the date of the Participant's death, or (iii) such earlier date as complies with the requirements of Code Section 409A.

(c)For all purposes of this Agreement, the Participant shall be considered to have terminated employment with the Company and its Affiliates when the Participant incurs a "separation from service'' with the Company within the meaning of Treasury Regulation § l.409A-l(h).

Date:	CIVEO CORPORATION By: Name: Title:

The Participant hereby accepts the foregoing Agreement, subject to the terms and provisions of the Plan and administrative interpretations thereof referred to above.

Date:	PARTICIPANT: